Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108821

PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 27, 2004

$125,000,000

2.25% Senior Subordinated Convertible Notes Due 2008 and
Common Stock Issuable Upon Conversion Thereof

     The purpose of this supplement is to amend and supplement the prospectus dated December 12, 2003 as supplemented by Prospectus Supplement No. 1 dated May 21, 2004 and Prospectus Supplement No. 2 dated August 25, 2004. The prospectus relates to the offer for resale of up to $125,000,000 aggregate principal amount of Tekelec’s 2.25% Senior Subordinated Convertible Notes due 2008 and such shares of Tekelec common stock as may be issued upon conversion of the notes.

     The prospectus is hereby amended and supplemented to include in the “Selling Securityholders” table the information in the table set forth below regarding a selling securityholder that has acquired and may offer under the prospectus additional notes and/or shares of Common Stock issuable upon conversion thereof. The table below is based upon information provided to us by or on behalf of such selling securityholder and indicates as of the date of this prospectus supplement:

•	the maximum aggregate principal amount of the additional notes that the selling securityholder may offer under the prospectus;

•	the number of additional shares of Tekelec common stock beneficially owned by the selling securityholder that may be offered by the selling securityholder under the prospectus; and

•	the number of shares of common stock that the selling securityholder will beneficially own upon completion of such offering under the prospectus.

			Number of Shares of		Number of Shares of
	Principal Amount of		Common Stock	Number of Shares of	Common Stock
	Notes Beneficially		Beneficially Owned	Common Stock	Beneficially Owned
	Owned That	Percentage of	Prior to the	That May	After
Name	May Be Sold	Notes Outstanding	Offering(1)	Be Sold(2)	the Offering
McMahan Securities Co. L.P.	$125,000	(3)	0	6,361	0

(1)	Does not include shares of common stock issuable upon conversion of the notes.

(2)	Represents shares of common stock issuable upon conversion of the notes and assumes conversion at the initial rate of 50.8906 shares of common stock per $1,000 principal amount of notes. This conversion rate and the number of shares issuable upon conversion are subject to adjustment under certain circumstances.

(3)	Less that 1.0%.

The date of this prospectus supplement is August 27, 2004.